EXHIBIT 10.40

VIA HAND DELIVERY

March 19, 2017

Scott Eliasof

Re:	Retention Agreement

Dear Scott:

As you know, Cerulean Pharma, Inc. (the “Company”) is exploring the possibility of a number of business opportunities and transactions. We recognize and appreciate the contributions you have made to the Company during your employment and want you to remain committed to and focused on the tasks that you are assigned during this time.

Accordingly, in lieu of providing you with any of the post-employment separation benefits set forth in the Amended and Restated Employment Agreement between you and the Company dated October 25, 2016 (the “Employment Agreement”), the Company has determined that you will be eligible to (i) receive a retention bonus payment equal to six (6) months of pay at your current base salary rate (the “Retention Amount”), and (ii) receive an additional lump sum payment to assist you with the costs of obtaining health insurance in the amount of (x) the Company’s current monthly contribution to Company-provided health and dental insurance coverage currently in effect with respect to your current coverage elections multiplied by (y) six (6) (the “Health Assistance Payment”), in each case payable at the time and on the conditions set forth below and less all applicable taxes and withholdings, provided that: (a) your employment with the Company is not terminated by the Company for Cause (as defined below) or, for at least six (6) months following the date of this letter agreement, by you for any reason without the Company’s agreement; (b) you execute and deliver to the Company no later than March 23, 2017 the Release of Claims Agreement attached hereto as Exhibit A (the “Release Agreement”); and (c) you execute and deliver to the Company on, but not before, your last day of employment, the Reaffirmation of Release of Claims Agreement attached hereto as Exhibit B (the “Reaffirmation”).

In addition, pursuant to the letter from the Company dated November 8, 2016 (the “November 2016 Letter”), you became eligible for a retention bonus payment upon a Change in Control of the Company (as defined in Exhibit C) to the extent that you remained employed with the Company upon the closing of such Change in Control, on the terms and subject to the conditions in the November 2016 Letter (the “CIC Bonus”). Notwithstanding that your last day of employment (the “Separation Date”) may be prior to any Change in Control of the Company, in the discretion of the Board of Directors, you may nevertheless be eligible for a CIC Bonus of up to $82,042.90, payable on the terms and subject to the conditions determined by the Board.

The Retention Amount will be paid to you within three (3) business days following your timely return of the Release Agreement, and the Health Assistance Payment will be paid to you within three (3) business days following your timely return of the Reaffirmation. However, if you resign your employment

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

with the Company without the Company’s agreement for any reason prior to the date that is six (6) months following the date of this letter agreement, or should the Company terminate your employment for Cause at any time, you will not be eligible to receive the Health Assistance Payment or the CIC Bonus, you will be required to repay the full amount of the Retention Amount to the Company immediately, and by signing below and accepting the Retention Amount you agree to do so. For purposes of hereof, “Cause” means: (a) a good faith finding by the Company that you have (i) engaged in dishonesty, misconduct or gross negligence, or (ii) violated a material Company policy or procedure or (b) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony.

Please note that your employment with the Company shall continue to be on an at-will basis, pursuant to which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without Cause or notice. To be clear, however, if the Company terminates your employment for any reason other than for Cause or if you resign your employment with the Company’s agreement after you receive the Retention Amount, you will remain eligible to receive the Health Assistance Payment and CIC Bonus (to the extent payable), and you will not be required to repay any portion of the Retention Amount to the Company.

Nothing in this letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth herein. You may, however, if eligible, elect to continue receiving group health insurance at your own expense pursuant to the law known as “COBRA.” Please consult the COBRA materials to be provided under separate cover for details regarding this benefit. Please also note that if, following the end of your employment, the Company ceases to maintain a group health plan, your COBRA coverage will cease. You may, however, be able to obtain health coverage through the Massachusetts health exchange, to the extent you are eligible and as permitted by applicable law.

This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. This letter agreement is intended to comply with or be exempt from the provisions of Section 409A and the letter agreement will, to the extent practicable, be construed in accordance therewith. The Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Please note that this letter agreement supersedes in their entirety the provisions of the Employment Agreement providing for post-employment separation benefits, and that by signing this letter agreement and Exhibit A you will be waiving any rights or claims to receive any such benefits pursuant to, or otherwise arising out of or relating to, the Employment Agreement.

Please review carefully this letter agreement and Exhibits A, B and C and let me know if you have any questions. If you wish to be eligible to receive, in lieu of and in exchange for relinquishing the post-employment

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

separation benefits set forth in the Employment Agreement, the Retention Amount, Health Assistance Payment and CIC Bonus (to the extent payable) described herein pursuant to the terms and conditions hereof, please sign this letter agreement and Exhibit A and return them to me no later than March 23, 2017, and please sign and return Exhibit B on, but not before, the Separation Date.

Sincerely,

By:	/s/ Alejandra Carvajal
Alejandra Carvajal
Vice President, General Counsel

Received, acknowledged and agreed:

/s/ Scott Eliasof	March 19, 2017
Scott Eliasof	Date

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

In exchange for the consideration set forth in the letter agreement dated March 19, 2017 (the “Letter Agreement”) to which this Release of Claims Agreement (the “Release Agreement”) is attached as Exhibit A, including receipt of the Retention Amount (as defined therein) and eligibility to receive the Health Assistance Payment and CIC Bonus (to the extent payable) (each as defined therein), all of which I acknowledge I would not otherwise be entitled to receive, I hereby agree as follows:

1.    Release – I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to my employment with and/or separation from the Company, including, but not limited to, the following and any and all claims for or related to aiding or abetting the following, whether direct or derivative, and whether brought myself or by or through the Company or any trustee, assignee, agent, or other representative thereof: all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, breach of duty, misrepresentation, fraud, fraudulent transfer, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement (as defined in the Letter Agreement)); all claims to any ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release Agreement (a) prevents me from filing a charge with, cooperating with, or

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

2.    Continuing Obligations – I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 7 below. Further, I acknowledge that I remain subject to any and all continuing confidentiality and other obligations that I have pursuant to any previous agreement with the Company, including, but not limited to, the Invention and Non-Disclosure Agreement which I executed in connection with my employment, and which remains in full force and effect.

3.    Non-Disparagement – I understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 7 below, I will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

4.    Cooperation – I agree that, to the extent permitted by law, I shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. I further agree that, to the extent permitted by law, I will notify the Company promptly in the event that I am served with a subpoena (other than a subpoena issued by a government agency), or in the event that I am asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

5.    Return of Company Property and Information – I agree that on the Separation Date (as defined in the Letter Agreement), or earlier upon request by the Company, I will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property and information in my possession or control and that I will leave intact all electronic Company documents and information, including but not limited to those documents and that information that I developed or helped to develop during my employment, and I will not retain any copies. I further confirm that I will, on the Separation Date, or earlier upon request by the Company, cancel all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

6.    Confidentiality – I understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 7 below, the terms and contents of this Release Agreement and the Letter Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement and the Letter Agreement, shall be maintained as confidential by me and my agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

7.    Scope of Disclosure Restrictions – I understand that nothing in this Release Agreement or elsewhere prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I understand that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding my confidentiality and nondisclosure obligations, I understand that I am hereby being advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.    Amendment and Waiver; Successors and Assigns – This Release Agreement may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Company. This Release Agreement is binding upon me and my agents, assigns, heirs, executors, successors and administrators, and any party acting on my behalf or by or through myself or my rights, and shall inure to the benefit of the Company’s agents, assigns, successors and administrators. No delay or omission by the Company in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9.    Validity – Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release Agreement.

10.    Nature of Agreement – I understand and agree that this Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Company.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

11.    Acknowledgments and Voluntary Assent – I acknowledge that I have been given a reasonable amount of time to consider this Release Agreement. I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this Release Agreement, and that I fully understand the meaning and intent of this Release Agreement. I state and represent that I have had an opportunity to fully discuss and review the terms of this Release Agreement with an attorney. I further state and represent that I have carefully read this Release Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

12.    Applicable Law – This Release Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. I hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Release Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Release Agreement or the subject matter hereof.

13.    Entire Agreement – This Release Agreement, together with the Letter Agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter thereof and cancels any and all previous oral and written negotiations, agreements, and commitments in connection therewith.

14.    Tax Acknowledgement – In connection with the Retention Amount, Health Assistance Payment and CIC Bonus (to the extent payable) described in the Letter Agreement, I understand that the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and that I shall be responsible for all applicable taxes with respect to such payments and benefits under applicable law. I further acknowledge that I am not relying upon the advice or representation of the Company with respect to the tax treatment of any payments or benefits described in the Letter Agreement.

I hereby agree to the terms and conditions set forth above.

/s/ Scott Eliasof	March 19, 2017
Scott Eliasof	Date

To be returned in a timely manner as set forth in the Letter Agreement.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

EXHIBIT B

REAFFIRMATION OF RELEASE OF CLAIMS AGREEMENT

I hereby reaffirm as of the date below my agreement to all of the terms and conditions set in the forth in the Release of Claims Agreement attached as Exhibit A to the letter agreement dated March 19, 2017 (the “Letter Agreement”) to which this Exhibit B is attached. I further agree that I have received payment for all wages due, all accrued but unused paid time off and any other amounts due and owing through the Separation Date (as defined in the Letter Agreement). I further confirm that I have complied with all of the provisions of paragraph 5 of Exhibit A.

Scott Eliasof	Date

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

EXHIBIT C

Definition of Change in Control

1.    “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iii) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i):

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(iii)    approval by the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made this 25th day of October, 2016, is entered into by Cerulean Pharma Inc., a Delaware corporation with its principal place of business at 35 Gatehouse Drive, Waltham, MA 02145 (the “Company”), and Scott Eliasof (the “Employee”).

The Company desires to continue to employ the Employee and the Employee desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

2.    Term of Employment. The Company hereby agrees to continue to employ the Employee and the Employee hereby accepts continued employment with the Company, upon the terms set forth in this Agreement. There shall be no definite term of employment, and the Employee’s employment shall be at-will such that both the Company and the Employee remain free to end the employment relationship for any reason, at any time, with or without notice.

3.    Title and Capacity. The Employee shall serve as Senior Vice President and Chief Scientific Officer of the Company and shall report to the Chief Executive Officer of the Company. The Employee shall be based at the Company’s headquarters in Waltham, Massachusetts.

The Employee agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

4.    Compensation and Benefits.

4.1    Base Salary. The Company shall pay the Employee, in accordance with the Company’s regular payroll practices, a base salary at the annualized rate of $320,000, subject to adjustment thereafter by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer.

4.2    Bonus. In addition to a base salary, the Employee will be eligible to receive a performance-based annual bonus for each fiscal year in which he is employed by the Company in the capacity of Senior Vice President and Chief Scientific Officer. This bonus shall be based upon reasonably attainable annual quantitative and qualitative performance objectives established by the Board or the Chief Executive Officer. The Employee’s annual bonus level target shall be set at 40 percent (40%) of the Employee’s base salary for the currently applicable fiscal year and shall be subject to adjustment thereafter by the Board or the Chief Executive Officer. The Board or the Chief Executive Officer will determine, in its sole discretion, based upon its review of the achievement of the performance objectives for a given fiscal year, whether (and in what amount) a bonus award is payable to the Employee.

To be eligible to receive a bonus award, the Employee must be an active employee on the date any such bonuses are distributed.

4.3    Employee Benefits. The Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to twenty (20) days paid vacation per year plus personal days and paid holidays generally offered by the Company to its employees, each to be administered in accordance with Company policy.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

4.4    Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company’s expense reimbursement policies as set forth in the Company’s employee handbook, a copy of which has been provided to the Employee. The reimbursement of expenses hereunder shall be subject to the terms and conditions set forth in Section 18(e) of this Agreement.

4.5    Withholding. All salary, bonus and other compensation or benefits payable to the Employee shall be subject to applicable withholdings and taxes.

5.    Payments Upon Resignation By The Employee Without Good Reason or Termination By The Company For Cause.

5.1    Payment upon Voluntary Resignation or Termination for Cause. If the Employee voluntarily resigns his employment other than for Good Reason (as defined in Section 4.2), or if the Company terminates the Employee for Cause (as defined in Section 4.3), the Company shall pay the Employee all accrued and unpaid base salary through the Employee’s date of termination and any vacation that is accrued but unused as of such date. The Employee shall not be eligible for any severance or separation payments (including, but not limited to, those described in Section 7 of this Agreement) or any continuation of benefits (other than those provided for under the Federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or any other compensation pursuant to this Agreement or otherwise. The Employee also shall have such rights, if any, with respect to outstanding equity awards as may be provided under the agreement applicable to each.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

5.2    Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below, provided, however, that an event described in clauses (a) through (c) below shall not constitute Good Reason unless it is communicated in writing, within 90 days of the first occurrence of an event giving rise to the claim, by the Employee to the Board or its successor and unless it is not corrected by the Company or its successor within thirty (30) days of the Company’s receipt of such written notice:

(a)    the material diminution of the Employee’s duties, authority or responsibilities;

(b)    a material reduction in the Employee’s base salary; or

(c)    a change by the Company in the location at which the Employee performs his principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Employee’s principal residence and (ii) more than 30 miles from the location at which the Employee performed his principal duties for the Company.

If the Company fails to timely correct an event of Good Reason, the termination of Executive’s employment shall become effective 60 days after such notice is received by the Company.

5.3    Definition of “Cause”. For purposes of this Agreement, “Cause” is defined as: (i) a good faith finding by the Company (excluding the Employee, if applicable) of (a) the Employee’s failure to (1) perform reasonably assigned lawful duties or (2) comply with a lawful instruction of the Company so long as, in the case of (2), the instruction is consistent with the scope and responsibilities of the Employee’s position, or (b) the Employee’s dishonesty, willful misconduct or gross negligence, or (c) the Employee’s substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company or the Board and, in the case of (a) or

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

(c), the Employee has had ten (10) days written notice to cure his failure to so perform or comply; or (ii) the Employee’s indictment, or the entering of a guilty plea or plea of “no contest” with respect to a felony or any crime involving moral turpitude.

6.    Termination Without Cause; Resignation for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.3), or by the Employee’s voluntary resignation for Good Reason (as defined in Section 4.2), other than in connection with a Change in Control (as defined in Section 7.2(a)), then the Employee shall be paid all accrued and unpaid base salary and any accrued but unused vacation through the date of termination. In addition, subject to the Employee’s execution and non-revocation of a binding severance and mutual release agreement in a form satisfactory to the Company (hereinafter, a “Severance Agreement”) and subject to the terms and conditions of Section 18 of this Agreement, the Employee shall be eligible to receive the following separation benefits:

5.1    (a) an amount equal to the product of (i) one twelfth (1/12) of the Employee’s then-current annualized base salary (provided, however, that if Employee’s employment is terminated by the Employee’s voluntary resignation for Good Reason as a result of the Company’s material reduction of the Employee’s base salary, then the Employee’s then-current annualized base salary shall refer to his base salary as in effect immediately before such material reduction took effect) and (ii) six (6), less any amounts required to be withheld under applicable law, which amount shall be payable in six (6) substantially equal monthly installments, in accordance with the Company’s payroll practices in effect from time to time beginning on the Payment Commencement Date (as defined below); and (b) the amount of any bonus for the prior year that was approved but not yet paid to the Employee at the time of the Employee’s termination of employment, less any amounts required to be withheld under applicable law, which amount shall be paid in a manner and timing consistent with the payments to

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

other similarly situated employees and consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, but in no event later than March 15 of the year following the year of performance; provided, in both cases, that the Severance Agreement has been executed and any applicable revocation period with respect thereto has expired within sixty (60) days following the Employee’s date of termination (such 60th day, the “Payment Commencement Date”); provided, however, that if the 60th day following the Employee’s date of termination occurs in the calendar year following the year of termination, then the Payment Commencement Date shall be no earlier than January 1 of the year following the year of termination; and

2.    5.2 upon the Employee’s termination from employment pursuant to this Section 5, the Company shall make contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on behalf of the Employee and any applicable dependents for a period of six (6) months after the Employee’s termination if the Employee elects COBRA coverage, and only for so long as such coverage continues in force; provided, however, that if the Employee commences new employment and is eligible for a new group health plan, the Company’s contributions toward COBRA coverage shall end when the new employment begins. The cost of COBRA shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect immediately before termination of the Employee’s employment for an active employee with the same coverage elections. At the end of the six (6) month period, the Employee may continue such COBRA, if applicable, and shall be responsible for all premiums thereafter..

7.    Termination by Reason of Death or Disability.

7.1     If the Employee’s employment with the Company is terminated by reason of the Employee’s death or Disability (as defined below), then the Employee (or his estate, if applicable) shall be paid, within thirty (30) days of the date of the Employee’s death or determination of Disability, all accrued and unpaid base salary and any accrued but unused vacation through the date of termination.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

7.2    For purposes of this Agreement, “Disability” shall mean the Employee’s absence from the full-time performance of the Employee’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

8.    Termination Following Change of Control.

8.1    Benefits to Employee Upon a Change of Control Termination. In the event of a Change of Control Termination (as defined in Section 7.2(c) below), the Employee shall be entitled to all accrued and unpaid base salary and any accrued but unused vacation through the date of termination. In addition, subject to the Employee’s execution and non-revocation of a binding severance and mutual release agreement in a form satisfactory to the Company (hereinafter, a “Severance Agreement”) and subject to the terms and conditions of Section 18 of this Agreement, the Employee shall be eligible to receive the following separation benefits:

(a)    an amount equal to the product of (i) one twelfth (1/12) of the Employee’s then-current annualized base salary (provided, however, that if Employee’s employment is terminated by the Employee’s voluntary resignation for Good Reason as a result of the Company’s material reduction of the Employee’s base salary, then the Employee’s then-current annualized base salary shall refer to his base salary as in effect immediately before such material reduction took effect) and (ii) six (6), less any amounts required to be withheld under applicable law, which amount shall be payable, in full and in a lump-sum cash payment on the Payment Commencement Date (as defined below); provided, however, that if the Employee’s date of termination occurs prior to the closing of the Change

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

of Control, then the amount payable hereunder shall instead be paid in six (6) substantially equal monthly installments, in accordance with the Company’s payroll practices in effect from time to time beginning on the Payment Commencement Date;

(b)    the amount of any bonus for the prior year that was approved but not yet paid to the Employee at the time of the Employee’s termination of employment, less any amounts required to be withheld under applicable law, which amount shall be paid in a manner and timing consistent with the payments to other similarly situated employees and consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) but in no event later than March 15 of the year following the year of performance; provided, with respect to the separation benefits described in both Sections 7.1(a) and (b), that the Severance Agreement has been executed and any applicable revocation period with respect thereto has expired within sixty (60) days following the Employee’s date of termination (such 60th day, the “Payment Commencement Date”), provided, however, that if the 60th day following the Employee’s date of termination occurs in the calendar year following the year of termination, then the Payment Commencement Date shall be no earlier than January 1 of the year following the year of termination;

(c)    upon the Employee’s termination from employment pursuant to this Section 7, the Company shall make contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on behalf of the Employee and any applicable dependents for a period of six (6) months after the Employee’s termination if the Employee elects COBRA coverage, and only for so long as such coverage continues in force; provided, however, that if the Employee commences new employment and is eligible for a new group health plan, the Company’s contributions toward COBRA coverage shall end when the new employment begins. The cost of COBRA shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

effect immediately before termination of the Employee’s employment for an active employee with the same coverage elections. At the end of the six (6) month period, the Employee may continue such COBRA, if applicable, and shall be responsible for all premiums thereafter; and

(d)    full and immediate vesting of any equity awards subject to time-based vesting that are outstanding at the time of the termination of the Employee’s employment. Any of the Employee’s outstanding awards at the time of the termination will remain exercisable following termination to the extent set forth in the applicable award agreements.

8.2    Key Definitions. As used herein, the following terms shall have the following respective meanings:

(a)    “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iii) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i):

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

(ii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(iii)    approval by the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

(b)    “Change in Control Date” means the first date during the period of time the Employee is employed pursuant to this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

(ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

(c)    Change of Control Termination occurs where the Employee is terminated without Cause (as defined in Section 4.3) or resigns for Good Reason (as defined in Section 4.2), in either case within twelve (12) months following the Change in Control Date.

9.    Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Section 7 by seeking other employment or otherwise except with regard to medical and dental coverage if new employment is obtained.

10.    Survival. The provisions of Section 7 shall survive the termination of this Agreement for any reason.

11.    Invention and Non-Disclosure Agreement. The Employee and the Company acknowledge (a) that they have entered into an Invention and Non-Disclosure and (b) the continuing effectiveness of such Invention and Non-Disclosure Agreement.

12.    Notices. Any notices delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery signature required via a reputable nationwide overnight courier service, to the Company’s address set forth in the introductory paragraph hereto or to the home address of the Employee then on file with the Company, as applicable. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 11.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

13.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.    Entire Agreement. This Agreement and all exhibits hereto constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

17.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

18.    Acknowledgment. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

19.    Payments Subject to Section 409A. Subject to the provisions in this Section 18, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(a)    It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)    If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid in the manner (and at the times) set forth in this agreement; and

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

(ii)    Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

(d)    The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h).

(e)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)    Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

20.    Miscellaneous.

20.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

20.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CERULEAN PHARMA INC.

By:	/s/ Christopher D. T Guiffre
Title:	President & CEO

EMPLOYEE

/s/ Scott Eliasof
Scott Eliasof, Ph.D.

Cerulean Pharma Inc. | 35 Gatehouse Drive | Waltham, MA 02451 | P: 781-996-4300 | F: 844-894-CERU